Exhibit 12



                    THE COASTAL CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                                                                                                    Six Months
                                                       Year Ended December 31,                    Ended June 30,
                                        -----------------------------------------------------  -------------------
                                          1995       1996       1997       1998       1999       1999       2000
                                        ---------  ---------  ---------  ---------  ---------  ---------  --------
EARNINGS:
   Pretax earnings from continuing
   operations.........................  $  321.6   $  657.2   $  519.2   $  635.2   $  654.9   $  298.0   $  407.3
   Fixed charges, excluding capitalized
       interest - see below...........     429.1      399.2      348.4      348.8      397.5      195.5      239.0
                                        --------   --------   --------   --------   --------   --------   --------
   Earnings...........................  $  750.7   $1,056.4   $  867.6   $  984.0   $1,052.4   $  493.5   $  646.3
                                        ========   ========   ========   ========   ========   ========   ========

FIXED CHARGES:
   Interest expense...................  $  403.0   $  368.3   $  307.5   $  294.9   $  323.3   $  158.5   $  190.6
   Interest factor, included in rentals     26.1       30.9       31.7       28.7       40.1       19.7       26.9
   Dividends on preferred stock of
       subsidiaries...................         -          -        9.2       25.2       34.1       17.3       21.5
                                        --------   --------   --------   --------   --------   --------   --------

   Fixed charges, excluding capitalized
       interest.......................     429.1      399.2      348.4      348.8      397.5      195.5      239.0
   Capitalized interest...............       5.9        8.0       15.5       26.9       41.3       15.8       26.6
                                        --------   --------   --------   --------   --------   --------   --------
   Fixed charges......................  $  435.0   $  407.2   $  363.9   $  375.7   $  438.8   $  211.3   $  265.6
                                        ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges....     1.73x      2.59x      2.38x      2.62x      2.40x      2.34x      2.43x
                                        =======    =======    =======    =======    =======    =======    =======